KPMG LLP
Suite 500
191 West Nationwide Blvd. Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated December 19, 2024 and February 19, 2025, with respect to the financial statements and financial highlights of Davis International Fund and Selected International Fund, as of October 31, 2024 and December 31, 2024, respectively, incorporated herein by reference and to the references to our firm under the headings “Additional Information about the Funds”, “Experts” and “Financial Highlights” in the Information Statement and Prospectus filed on Form N-14.

Columbus, Ohio September 24, 2025